UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

Eastern Virginia Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Eastern Virginia Bankshares, Inc. (the “Company”) previously reported in a press release dated February 4, 2011, which was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed February 4, 2011 that it expected to enter into a written agreement with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”).  The Company announced today that it and its wholly-owned bank subsidiary, EVB (the “Bank”) formally entered into the written agreement with the Reserve Bank and the Bureau on February 17, 2011 (the “Written Agreement”).  A copy of the Written Agreement is filed as Exhibit 10.12 to this Current Report and is incorporated herein by reference.

Under the terms of the Written Agreement, the Bank has agreed to develop and submit for approval within the time periods specified therein written plans to: (a) strengthen board oversight of management and the Bank’s operation; (b) strengthen credit risk management practices; (c) enhance lending and credit administration; (d) enhance the grading of the Bank’s loan portfolio; (e) improve the Bank’s position with respect to loans, relationships, or other assets in excess of $900 thousand which are now or in the future become past due more than 90 days, which are on the Bank’s problem loan list, or which are adversely classified in any report of examination of the Bank; (f) review and revise the Bank’s methodology for determining the allowance for loan and lease losses (“ALLL”) and maintain an adequate ALLL; (g) enhance the Bank’s written internal audit program;  (h) enhance management of the Bank’s liquidity position and funds management practices; (i) establish a revised contingency funding plan; (j) establish a revised investment policy; and (k) strengthen information technology.

In addition, the Bank has agreed that it will: (a) not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Bureau absent prior board of directors approval in accordance with the restrictions in the Written Agreement; and (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank.

Under the terms of the Written Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company has agreed that it will not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

The directors of the Company and the Bank have recognized and unanimously agree with the common goal of financial soundness represented by the Written Agreement and have confirmed the intent of the directors and executive management to diligently seek to comply with all requirements of the Written Agreement, including implementing the plans referenced above once approved.

The foregoing description of the Written Agreement is a summary and does not purport to be a complete description of all of the terms of such agreement and is qualified in its entirety by reference to the copy of the Written Agreement filed with this Current Report.

Item 7.01                      Regulation FD Disclosure.

A press release announcing the foregoing is being furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.12
Written Agreement, dated February 17, 2011, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions.

99.1	Press release issued by the Registrant dated February 22, 2011.

Caution about Forward-Looking Statements

Certain information contained in this Current Report or in an attached exhibit may include “forward-looking statements.” These forward-looking statements relate to the Company’s efforts to improve asset quality and operating performance, credit and risk management, future capital position, the execution of its written plans, and expected progress on satisfying the terms of the Written Agreement. Actual results, performance or achievements of the Company might differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements are detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and other filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated:	February 22, 2011

/s/ Douglas C. Haskett II
By: Douglas C. Haskett II
Executive Vice President &
Chief Financial Officer